Exhibit 99.1

Boston Private Financial Holdings, Inc. Announces Agreement to Sell Anchor Capital Advisors LLC

Boston, MA - December 20, 2017 - Boston Private Financial Holdings, Inc. (NASDAQ: BPFH) (the “Company” or “Boston Private”) announced today that it has agreed to sell its entire ownership interest in Anchor Capital Advisors LLC (“Anchor”) in a transaction that will result in Anchor being majority owned by members of its management team. As part of the transaction, an affiliate of Lincoln Peak Capital Management, LLC, a long-term equity partner for high quality asset management firms, will acquire a minority interest in Anchor alongside management.

“This transaction is consistent with our strategy of focusing resources in businesses where we can be our client’s most trusted advisor and offer holistic financial advice, along with integrated Wealth Management, Trust, and Private Banking capabilities. This transaction liberates capital for us to reinvest in a more focused company,” said Clayton G. Deutsch, CEO of Boston Private. “In addition, we believe that management ownership is the right long-term solution for Anchor, allowing the entrepreneurial team that has driven Anchor’s success under Boston Private’s ownership to control the next phase of its growth and development. We thank Bill Rice and the Anchor team for their contributions to Boston Private over the years, and we wish them well in the future.”

Boston Private will receive approximately $32 million of cash at closing and future revenue share payments that have a net present value of approximately $15 million, subject to purchase price adjustments, at closing. Boston Private currently estimates that the financial impact of the transaction will result in a non-cash pre-tax charge of approximately $25 million in the fourth quarter of 2017 and a tax expense of $11 million to $16 million at closing. The net financial impact will increase Tier 1 Common Equity by approximately $30 million to $35 million. Closing is expected to occur in the first quarter of 2018 with the actual tax expense and corresponding increase in Tier 1 Common Equity to be determined by the applicable tax laws in effect at the time of closing.

Anchor had approximately $9.2 billion of assets under management as of September 30, 2017 and accounted for $24.7 million of revenue in Boston Private’s Investment Management segment, $19.0 million of operating expense, and $1 million of noncontrolling interest expense in Boston Private's financial results during the first nine months of 2017.

This transaction has been approved by the Company’s board of directors and is subject to obtaining client consents, Anchor raising debt financing, and customary closing conditions.

Broadhaven Capital Partners, LLC served as financial advisor and Goodwin Procter LLP served as legal counsel to Boston Private in this transaction. Wilmer Cutler Pickering Hale and Dorr LLP served as legal counsel to Anchor, and Morgan, Lewis & Bockius LLP served as legal counsel to Lincoln Peak Capital Management, LLC.

About Boston Private Financial Holdings, Inc.
Boston Private Financial Holdings, Inc. is a national financial services organization that owns Wealth Management, Trust, and Private Banking affiliates with offices in Boston, New York, Los Angeles, San Francisco, San Jose, Florida, and Wisconsin. The Company has total assets of approximately $8 billion, and manages over $29 billion of client assets.

The Company's affiliates serve the high net worth marketplace with high quality products and services of unique appeal to private clients. The Company also provides strategic oversight and access to resources, both financial and intellectual, to support affiliate management, marketing, compliance and legal activities. (NASDAQ: BPFH)

For more information about BPFH, visit the Company's website at www.bostonprivate.com.

Forward-Looking Statements
Certain statements in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These statements include, among others, statements regarding our strategy, evaluations of future interest rate trends and liquidity, prospects for growth in assets, and prospects for overall results over the long term. You should not place undue reliance on our forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to significant risks, uncertainties and other factors which are, in some cases, beyond the Company's control. Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results. The Company's actual results could differ materially from those projected in the forward-looking statements as a result of, among other factors, the ability to successfully close the Anchor transaction; adverse conditions in the capital and debt markets and the impact of such conditions on the Company's private banking, investment management, wealth advisory, and trust activities; changes in interest rates; competitive pressures from other financial institutions; the effects of weakness in general economic conditions on a national basis or in the local markets in which the Company operates; changes in loan defaults and charge-off rates; changes in the value of securities and other assets, adequacy of loan loss reserves, or decreases in deposit levels necessitating increased borrowing to fund loans and investments; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; changes in government regulation; the risk that goodwill and intangibles recorded in the Company's financial statements will become impaired; the risk that the Company's deferred tax asset may not be realized or may be reduced; risks related to the identification and implementation of acquisitions, dispositions and restructurings; changes in assumptions used in making such forward-looking statements; and the other risks and uncertainties detailed in the Company's Annual Report on Form 10-K and updated by the Company's Quarterly Reports on Form 10-Q and other filings submitted to the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made. The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statement is made.

Boston Private Investor Contact:
Adam Bromley
abromley@bostonprivate.com
(617) 912-4386

Boston Private Media Contact:
Steve Brownell
sbrownell@bostonprivate.com
(617) 912-4402